Exhibit 10.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

M&N GROUP HOLDINGS, LLC

(A Delaware Limited Liability Company)

Dated as of                 , 2011

THE MEMBERSHIP INTERESTS (AS DEFINED HEREIN) GOVERNED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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5.09	Distributions	18
5.10	Tax Distributions	19
5.11	Restrictions on Distributions	19
5.12	Withholding	19
5.13	Indemnification and Reimbursement for Payments on Behalf of a Member	19

Article VI	COSTS AND EXPENSES	20

6.01	Operating Costs	20

Article VII	GOVERNANCE	20

7.01	Management of the Business	20
7.02	Board of Directors	22
7.03	Investment Company Act	24
7.04	Meetings of the Members	24
7.05	Provisions Applicable to All Meetings	25
7.06	Officers	26
7.07	Duties of the Managing Member, the Directors and the Members	26
7.08	Liability of the Managing Member and the Directors	27
7.09	No Right to Act	27
7.10	Investment Representations of Members	27

Article VIII	ADDITIONAL COVENANTS	28

8.01	Confidentiality	28
8.02	Company Property	29
8.03	Transactions Between Members and the Company	29

Article IX	RESTRICTIONS ON TRANSFERS	29

9.01	General Restrictions	29
9.02	Permitted Transfers	30
9.03	Conditions to Transfers	30
9.04	Expenses of Transfer; Indemnification	30

Article X	DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY	31

10.01	Dissolution	31
10.02	Liquidation and Termination	32
10.03	Deficit Capital Accounts	33
10.04	Certificate of Cancellation	33

Article XI	ACCOUNTING	34

11.01	Accounts of the Company	34

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11.02	Annual Reports to Members	34
11.03	Tax Returns and Tax Elections	34
11.04	No Further Rights to Books and Records	35

Article XII	EXCULPATION AND INDEMNIFICATION	35

12.01	Exculpation	35
12.02	Indemnification	35
12.03	Expenses	36
12.04	Non-Exclusivity	36
12.05	Insurance	36

Article XIII	MISCELLANEOUS	36

13.01	Amendments	36
13.02	Severability	37
13.03	Notices	37
13.04	No Waiver	37
13.05	Governing Law; Venue	37
13.06	Binding Effect	38
13.07	Entire Agreement	38
13.08	Other Activities	38
13.09	Further Assurances	38
13.10	Counterparts	38
13.11	Waiver of Right to Partition	38

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

M&N GROUP HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of M&N GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of [—], 2011 (the “Effective Date”), is adopted, executed and agreed to by and among the signatories hereto and shall be binding on all of the Members (as defined below).

WHEREAS, the Company was formed on June 30, 2011, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”) by the filing of its Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware;

WHEREAS, the Company has been governed by a Limited Liability Company Agreement dated as of June 30, 2011 (the “Original Agreement”);

WHEREAS, the signatories to this Agreement constitute the requisite Persons needed to amend the Original Agreement, and such Persons desire to amend and restate the Original Agreement in its entirety on the terms herein provided; and

WHEREAS, the Members desire to participate in the Company for the purposes described herein.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.01 Certain Definitions. For the purposes of this Agreement, the following terms have the following meanings:

“Accounting Period” shall mean, as the context may require: (a) the period commencing on the date of this Agreement and ending on December 31 of the same year, (b) any subsequent twelve (12) month period beginning on January 1 and ending on December 31 and (c) any portion of the period described in clauses (a) or (b) for which the Company is required or elects to allocate items of Net Profits and Net Loss, or any other items of Company income, gain, loss or deduction pursuant to this Agreement.

“Act” has the meaning set forth in the recitals hereto.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) with respect to such Member.

“Affiliate(s)” shall mean, with respect to any Person, any other Person that directly, or through one (1) or more intermediaries, controls or is controlling, controlled by, or under common control with, such Person. For the purposes of this definition, the term “control” and its corollaries shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, contract, as trustee or executor or otherwise.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement of M&N Group Holdings, LLC, as amended, supplemented or restated from time to time, including the exhibits and schedules hereto.

“Board” has the meaning set forth in Section 7.02 hereof.

“Board Triggering Event” shall mean the death or disability of the Managing Member.

“Business Day” shall mean any day on which commercial banks located in New York, New York are not required or authorized by Law to remain closed.

“Capital Account(s)” has the meaning set forth in Section 4.05(a) hereof.

“Capital Contribution(s)” shall mean the contribution made by a Member to the capital of the Company from time to time pursuant to Sections 4.01 or 4.02 hereof.

“Certificate” has the meaning set forth in the recitals hereto.

“Class A Units” has the meaning set forth in Section 3.03(a) hereof.

“Class B Units” has the meaning set forth in Section 3.03(b) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time (or any succeeding Law), and the Treasury Regulations promulgated pursuant thereto. References to sections of the Code shall include amended or successor provisions thereto.

“Company” has the meaning set forth in the preamble hereto.

“Confidential Information” shall mean any information which is currently held by the Company or is hereafter acquired, developed or used by the Company or its subsidiaries relating to business opportunities or other operational, economic, financial, management or other aspects of the business, operations, properties or prospects of the Company, whether oral or in written form.

“Curative Allocations” means the allocations pursuant to Section 5.05 of this Agreement.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for federal income tax purposes in respect of such taxable year, except that with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset value using any reasonable method selected by the Managing Member or the Board, as applicable.

“Director” means a director serving on the Board of Directors of the Company, including the Manning Directors and the Employee-Owner Directors.

“Dissolution Event” has the meaning set forth in Section 10.01(a) hereof.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” has the meaning set forth in the preamble hereto.

“Employee-Owner Directors” has the meaning set forth in Section 7.02(a)(ii) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agreement” shall mean the exchange agreement, by and among Manning & Napier, the Company, Manning & Napier Capital Company, LLC and any other holders of units of Manning & Napier Group, to be entered into in connection with the Initial Public Offering, pursuant to which the parties thereto are permitted, upon the terms and subject to the conditions to be provided therein, to exchange Units for cash or shares of Class A Common Stock, to be determined in Manning & Napier’s sole discretion.

“Fiscal Year” shall mean the calendar year.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect at the time any applicable financial statements were prepared.

“Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member or the Board, as applicable, in its sole discretion;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Managing Member or the Board, as applicable, as of the following times: (A) the acquisition of a new or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution or as consideration for services performed or to be performed by such Member for the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (D) the issuance, forfeiture or redemption of more than a de minimis amount of Units after the date of this Agreement; (E) the effectuation of any Interim Capital Transaction; or (F) such other times as the Managing Member or the Board, as applicable, may, in its sole discretion, determine; provided that an adjustment described in clauses (A), (B) or (D) of this paragraph shall be made only if the Managing Member or the Board, as applicable, in its sole discretion, determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any item of Company assets distributed to a Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managing Member or the Board, as applicable; and

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Net Profits” and “Net Losses;” provided that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses.

“Indemnitee” has the meaning set forth in Section 12.02 hereof.

“Initial Public Offering” shall mean the initial public offering of the Class A common stock, par value $0.01 per share, of Manning & Napier.

“Interim Capital Transaction” shall mean (a) an exchange by the Company of the Class A Units or the Class B Units of Manning & Napier Group for cash or shares of Manning & Napier pursuant to the Exchange Agreement or (b) a sale by the Company of shares of Manning & Napier received by it pursuant to the Exchange Agreement.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority or any other Person.

“Legal Representative(s)” shall mean any and all executors, administrators, committees, guardians, conservators or trustees, in bankruptcy or otherwise, of a Member.

“Lien” shall mean a mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, easement, right of way, restriction on the use of real property, title defect, title retention agreement, voting trust agreement, option, right of first refusal, lien, charge, license to third parties, lease to third parties, restriction on transfer or assignment, or other restriction or limitation of any nature or irregularities in title.

“Losses” shall mean, collectively, losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative.

“Managing Member” shall mean William Manning.

“Manning & Napier” shall mean Manning & Napier, Inc., a Delaware corporation.

“Manning & Napier Group” shall mean Manning & Napier Group, LLC, a Delaware limited liability company.

“Manning Directors” has the meaning set forth in Section 7.02(a)(i) hereof.

“Member(s)” shall mean any Person, other than the Company, (a) executing this Agreement as of the Effective Date or (b) who is hereafter admitted to the Company as a Member as provided in Section 3.01(b), but such term does not include any Person who has ceased to be a Member in the Company as provided in Section 3.01(c).

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interest” shall mean the interest of a Member, in its capacity as such, in the Company, including the rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate of Formation, this Agreement or otherwise) in its capacity as a Member and, with respect to the Managing Member, otherwise to participate in the management of the Company, and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate of Formation, this Agreement or otherwise) in its capacity as a Member.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Net Proceeds” means all cash receipts of the Company and the fair market value of any property received by the Company, during any period, from whatever source derived, less the amount of all of the Company’s expenses paid during such period, including, without limitation, debt service payments and such reserves as the Managing Member or the Board, as applicable, in its sole discretion, may establish.

“Net Profits” or “Net Losses” shall mean an amount equal to the Company’s taxable income or loss for any taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” or “Net Losses” shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (a) or (b) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation of such taxable year, computed in accordance with the definition of “Depreciation;”

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than a complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) Excluding any item specifically allocated under Article V.

“Officers” has the meaning set forth in Section 7.05 hereof.

“Ordinary Net Profits” or “Ordinary Net Losses” shall mean Net Profits or Net Losses other than those arising from, or attributable to, sale of the Company’s assets in connection with the liquidation of the Company.

“Original Agreement” has the meaning set forth in the recitals hereto.

“Permitted Transfer” shall mean (a) a Transfer resulting from the death of a Person or another involuntary Transfer by operation of law, (b) a Transfer to any trust, limited liability company, limited partnership or other entity having as its sole beneficiaries or owners such Member, any spouse, parent, sibling, child or grandchild of such Member or any combination of the foregoing, so long as such trust, limited liability company, limited partnership or other entity is controlled by such transferring Member and (c) solely with respect to the Managing Member, any Transfer to a charitable organization, including, without limitation, a private foundation.

“Permitted Transferee” has the meaning set forth in Section 9.02 hereof.

“Person(s)” shall mean any individual, partnership (whether general or limited), joint venture, corporation, limited liability company, trust, an incorporated organization and a Governmental or Regulatory Authority or other entity.

“Prime Rate” shall mean U.S. prime rate published in The Wall Street Journal on the Business Day immediately prior to the date of determination.

“Regulatory Allocations” means the allocations pursuant to Section 5.04 of this Agreement.

“Requesting Member” shall mean, in relation to an Interim Capital Transaction, a Member that makes a request to the Company to effectuate the Interim Capital Transaction.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Sharing Percentage” shall mean, with respect to any Member, a percentage, expressed as a fraction the numerator of which is the number of Units held by such Member and the denominator of which is the aggregate number of Units held by all Members. The Sharing

Percentage shall be adjusted upon the Initial Public Offering and each Interim Capital Transaction, as applicable, so that only the Units with respect to which the Initial Public Offering or an Interim Transactions has not been effectuated shall be taken into account for purposes of determining a Member’s Sharing Percentage.

“Tax Allowance Amount” shall mean, with respect to any Member for any fiscal quarter of the Company, an amount equal to the product of: (a) the highest combined federal, state and local tax rate applicable to any Member (and in the case of any Member that is a “pass-through” entity for income tax purposes, including those applicable to the ultimate beneficial owners of any such Member that are taxable entities or individuals) in respect of the taxable income and taxable loss of the Company in respect of such fiscal quarter, taking into account the deductibility of state and local taxes for federal income tax purposes, and (b) an amount equal to the remainder of (i) such Member’s share of the estimated net taxable income, other than that arising from, or attributable to, the Initial Public Offering, an Interim Capital Transaction or a sale transaction in connection with the liquidation of the Company, allocable to such Member arising from its ownership of an interest in the Company calculated through such fiscal quarter and (ii) any net losses (for income tax purposes) of the Company for prior Fiscal Years or net losses (for income tax purposes) prior fiscal quarters of the then current Fiscal Year that are allocable to such Member that were not previously utilized in the calculation of the Tax Allowance Amounts in a prior Fiscal Year or any prior fiscal quarter of the then current Fiscal Year.

“TRA” shall mean the tax receivable agreement, by and among Manning & Napier, the Company and Manning & Napier Capital Company, LLC, to be entered into in connection with the Initial Public Offering.

“TRA Right” shall mean the Company’s right to payments from Manning & Napier pursuant to the TRA.

“Transfer” shall mean, as a noun, any voluntary or involuntary, whether direct or indirect, transfer, sale, assignment, pledge, hypothecation, creation of a security interest or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate, grant a security interest in or otherwise dispose of.

“Units” has the meaning set forth in Section 3.02 hereof.

1.02 Construction. For the purposes of this Agreement (a) any reference in this Agreement to gender shall include all genders; (b) any words imparting the singular number only shall include the plural and visa versa; (c) the terms “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and words of similar import refer to this Agreement as a whole (including all of the exhibits and schedules hereto) and not merely to a subdivision in which such words appear unless the context otherwise requires; (d) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (e) any reference in this Agreement to “dollars” or ($) shall mean United States dollars; (f) the word “or” shall not be exclusive; (g) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (h) all references to an “employee” of the Company shall include any natural person that provides personal services to any member of the Company, whether or not such natural person is treated as a “partner” (rather than as an employee) for tax and tax withholding purposes; (i) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmissions or comparable means of communication; and (j) references to any statute or statutory provision shall include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include subordinate legislation made under the relevant statute or statutory provision.

ARTICLE II

GENERAL PROVISIONS

2.01 Formation and Continuation. The Company was organized as a limited liability company under the Act on June 30, 2011 by the execution and filing of the Certificate with the Secretary of State of the State of Delaware. The Managing Member and the Board, as applicable, and the other Members hereby agree to continue the Company under and pursuant to the terms of the Act and agree further that the rights, duties and obligations of the Members shall be as provided in the Act except as otherwise provided in this Agreement.

2.02 Name. The name of the Company shall be “M&N Group Holdings, LLC,” provided that the Managing Member and the Board, as applicable, shall have the right to change the name of the Company, upon written notice to each of the Members.

2.03 Principal Place of Business. The principal office of the Company shall be maintained at 290 Woodcliff Drive, Fairport, New York 14450, or at such other location as the Managing Member or the Board, as applicable, may designate from time to time. The Company may establish or abandon from time to time such additional offices and places of business as the Managing Member or the Board, as applicable, may deem appropriate in the conduct of the Company’s business.

2.04 Registered Office; Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member or the Board, as applicable, may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member or the Board, as applicable, may designate in the manner provided by Law.

2.05 Purposes and Powers. The purpose of the Company shall be to carry on any lawful business or activity and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Act may have and exercise. The Company shall not conduct any business which is forbidden by or contrary to Law.

2.06 Foreign Qualifications. Prior to the Company’s conducting business in any jurisdiction other than Delaware, to the extent that the nature of the business conducted requires the Company to qualify as a foreign limited liability company under the Law of that jurisdiction, the Company shall satisfy all requirements necessary to so qualify. At the request of the Company, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.07 Term. The existence of the Company commenced upon the filing of the Certificate, and the Company shall have a perpetual existence unless and until dissolved and terminated in accordance with the provisions of this Agreement and the Act.

2.08 Tax Treatment as Partnership. The Members do not intend for the Company to be a partnership (including a limited partnership) or joint venture, and no Member or officer shall be a partner or joint venturer of any other Member or officer by reason of this Agreement for any purpose other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be interpreted to provide otherwise. The Members intend that the Company will be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Company will not make any election to be treated as a corporation for federal and, if applicable, state and local income tax purposes, except with the approval of the Managing Member or the Board, as applicable.

ARTICLE III

MEMBERS; UNITS

3.01 Members.

(a) Existing Members. Each of the Persons listed on Schedule A hereto is hereby admitted, or has previously been admitted, as a Member.

(b) Additional Members. In addition to the Persons listed on Schedule A, the following Persons shall be deemed to be Members and shall be admitted as Members without any further action by the Company, the Managing Member or the Board, as applicable, or any Member: (i) any Person to whom Units are Transferred by a Member so long as such Transfer is made in compliance with Article IX of this Agreement and (ii) any Person to whom the Company issues Units after the Effective Date in compliance with this Agreement.

(c) Cessation of Members. Any Person admitted or deemed admitted as a Member pursuant to Section 3.01(a) or Section 3.01(b) shall cease to have the rights of a Member under this Agreement at such time that such Person is no longer a record owner of any Units (except as provided under Section 12.02, which rights shall not cease), but such Person shall remain bound by all of the provisions of this Agreement except those, if any, that expressly terminate upon cessation of being a Member.

(d) Liability of Members. Except as otherwise provided by the Act or herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

3.02 Units; Class and Series. Membership Interests in the Company shall be represented by whole or fractional unit increments (each, a “Unit”). From time to time, the Company may, subject to the terms of this Agreement, issue such number of Units as the Managing Member or the Board, as applicable, reasonably determines to be in the best interests of the Company. Units may be issued from time to time in one or more classes or series, with such designations, preferences and rights as are set forth in Section 3.03 or otherwise as shall be fixed from time to time by the Managing Member or the Board, as applicable, by resolution thereof. All issuances of Units shall require the prior approval of the Managing Member or the Board, as applicable. In so fixing the designations, rights and preferences of any class or series of Units, the Managing Member or the Board, as applicable, may designate such Units as “Preferred Units,” “Class A Units,” “Class B Units,” or any other designation and may specify the voting rights of such Units and such Units to be senior, junior, or pari passu with any Units then outstanding or to be issued thereafter. The Managing Member or the Board, as applicable, may increase the number of authorized Units in any then existing class or series. Upon due authorization of such issuances, the Managing Member or the Board, as applicable, is hereby authorized to take all actions that it deems reasonably necessary or appropriate in connection with the authorization (including the increase in number of authorized Units of any class or series), designation, creation and issuance of Units and the fixing of the designations, preferences and rights applicable thereto, and designations, preferences and rights of any new class or series of Units relative to the designations, preferences and rights governing any other series or classes of Units.

3.03 Initial Unit Designations; Authorized Units.

(a) A class of Units is hereby designated as “Class A Units.” The Company is authorized to issue                      Class A Units, or such greater number as the Managing Member or the Board, as applicable, approves from time to time, and any Class A Unit issued in accordance with this Agreement shall be deemed to have been duly authorized and validly issued. The number of Class A Units that have been issued by the Company as of the Effective Date and the names and addresses of the Members holding record title to the Class A Units as of the Effective Date are set forth in Schedule A hereto.

(b) A class of Units is hereby designated as “Class B Units.” The Company is authorized to issue                      Class B Units, or such greater number as the Managing Member or the Board, as applicable, approves from time to time, and any Class B Unit issued in accordance with this Agreement shall be deemed to have been duly authorized and validly issued. In addition, Class B Units issued pursuant to that certain Grant Letter, dated as of the date hereof, between the Company and Richard Goldberg, are hereby deemed to have been duly authorized and validly issued. Class B Units may be issued by the Company to Persons from time to time for no consideration or de minimis consideration as such interests are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. The number of Class B Units that have been issued by the Company as of the Effective Date and the names and addresses of the Members holding record title to the Class B Units as of the Effective Date are set forth in Schedule A hereto.

(c) The Class B Units issued to the Managing Member on the date hereof shall vest upon the consummation of the Initial Public Offering. Notwithstanding anything herein to the contrary, the Managing Member shall have no rights as a Member under this Agreement until such Class B Units have vested, including, without limitation, rights with respect to voting, allocations and distributions hereunder; provided, however, the foregoing shall not prohibit the Managing Member from acting in his capacity as Managing Member hereunder.

3.04 Unit Certificates. Ownership of Units may, but need not, be evidenced by certificates similar to customary stock certificates. As of the date hereof, Units are uncertificated, but the Managing Member or the Board, as applicable, may determine to certificate all or any Units at any time by resolution thereof. In such event, the Managing Member or the Board, as applicable, shall prescribe the forms of certificates to be issued by the Company including the forms of legends to be affixed thereto. Any such certificate shall be delivered by the Company to the applicable record owner of the Units represented by such certificate. Certificates evidencing Units shall provide that they are governed by Article 8 of the Uniform Commercial Code. Certificates need not bear a seal of the Company but shall be signed by the Chief Executive Officer, President, any Vice President or any other Person authorized by the Managing Member or the Board, as applicable, to sign such certificates who shall certify the Units represented by such certificate. In the event any Officer who shall have signed, or whose facsimile signature or signatures shall have been placed upon, any such certificate or certificates shall cease to be such Officer before such certificate is issued by the Company, such certificate may nevertheless be issued by the Company with the same effect as if such person were such Officer at the date of issue. The Managing Member or the Board, as applicable, may determine the conditions upon which a new certificate may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its Legal Representative to give bond, with sufficient surety, to indemnify the Company against any and all losses or claims that may arise by reason of the issuance of a new certificate in the place of the one so lost, stolen or destroyed. Each certificate shall bear a legend on the reverse side thereof substantially in the following form in addition to any other legend required by Law or by agreement with the Company:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF THE COMPANY, DATED AS OF             , 2011 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

3.05 Issued and Outstanding Units; Unit Ledger. The Company shall maintain a ledger listing all of the record holders of Units and the number, class or series of Units held thereby. The Company will update Schedule A as Units are issued, forfeited or transferred from time to time. Any modification to Schedule A for the foregoing reasons shall not require consent or approval from any of the Members.

3.06 Safe Harbor Election. Without any further action by the Managing Member, the Board or any other Member, the Company may make an election to value any Class B Units at liquidation value (the “Safe Harbor Election”) as the same may be permitted pursuant to or in accordance with Treasury Regulations Section 1.83-3(1) and IRS Notice 2005-43. The Managing Member or the Board, as applicable, shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations under Treasury Regulations Section 1.704-1(b)(4)(xii)(c) and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

3.07 Voting Rights. Each Unit shall entitle the holder thereof to one vote for each such Unit.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

4.01 Capital Contributions. As of the Effective Date, each Member has made, or is deemed to have made, Capital Contributions, in cash or other property, in the amount specified in the books and records of the Company.

4.02 Additional Capital Contributions. No Member shall have any obligation to make any additional Capital Contributions after the Effective Date. In addition, no Member shall be permitted to make additional Capital Contributions of cash or other property without the express permission of the Managing Member or the Board, as applicable, which permission may be withheld for any or no reason.

4.03 Return of Capital Contributions. Except as expressly provided in this Agreement, (a) no Member shall receive any return or distribution of its Capital Contributions, (b) no Member shall receive any interest or other return on or with respect to either its Capital Contributions or its Capital Account and (c) no Member shall be entitled to withdraw any part of its Capital Contributions or its Capital Account.

4.04 No Liability; No Deficit Restoration. The Members shall not be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company (unless otherwise agreed to by such Member in writing) or of any other Member. The Members intend and agree that no Member shall be obligated to pay any deficit in its Capital Account to or for the account of the Company or any creditor of the Company.

4.05 Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be maintained for each Member on the books of the Company.

(b) Each Member’s Capital Account will be increased by: (i) the amount of money contributed by such Member to the Company, (ii) the Gross Asset Value of any property contributed to such Member by the Company, (iii) the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member and (iv) allocations to such Member of Net Profits and other items of income or gain in accordance with the allocation provisions of this Agreement.

(c) Each Member’s Capital Account will be decreased by: (i) the amount of money distributed to such Member by the Company, (ii) the Gross Asset Value of any property distributed to such Member by the Company, (iii) the amount of an liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company and (iv) allocations to such Member of Net Losses and other items of deduction and loss in accordance with the allocation provisions of this Agreement.

(d) Each Member’s Capital Account will be appropriately adjusted to take into account any adjustments to the Gross Asset Value of Company assets in accordance with the definition of the term “Gross Asset Value”.

(e) In the event of a permitted sale or exchange of a Membership Interest, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-1(b)(2)(iv)(l) of the Treasury Regulations.

(f) In determining the amount of any liability for purposes of this Section 4.05, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Treasury Regulations.

(g) The manner in which Capital Accounts are to be maintained pursuant to this Section 4.05 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If the Managing Member or the Board, as applicable, determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 4.05 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 4.05, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

ARTICLE V

ALLOCATIONS; DISTRIBUTIONS

5.01 Allocation of Net Profits and Net Losses Other Than in Liquidation of the Company.

(a) Ordinary Net Profits and Ordinary Net Losses, except as otherwise provided herein, including Sections 5.01(b), 5.04 and 5.05, or unless another allocation is required by Treasury Regulations promulgated under Section 704(b) of the Code for the allocations to have “economic effect,” for purposes of maintaining the Capital Accounts of the Members, for each Accounting Period, shall be allocated to and among all Members, pro rata, based on their respective Sharing Percentages.

(b) Subject to the provisions of Sections 5.04 and 5.05, during each Fiscal Year in which a Class B Unit issued to Richard Goldberg and/or William Manning is outstanding, Net Profits from Interim Capital Transactions shall be allocated first to Richard Goldberg until such time as when the positive balance in his Capital Account for that Fiscal Year bears the same ratio to the sum of the Capital Accounts of all Members for that Fiscal Year, as his Sharing Percentage at the end of such year (“Equalization”). Thereafter, the Net Profits from Interim Capital Transactions shall be allocated to William Manning until such time as he reaches Equalization.

(c) Subject to the provisions of Sections 5.01(b), 5.04 and 5.05, Net Profits and Net Losses arising from, or attributable to, an Interim Capital Transaction (including, for the avoidance of doubt, any income or gain received or attributable to the TRA Right related to the Exchange) shall be allocated to and among all Members, pro rata, based on their respective Sharing Percentages.

(d) Allocations provided in this Section 5.01 shall take into account changes to the Sharing Percentages during the taxable year using the closing of books method or any other reasonable convention adopted by the Managing Member or the Board, as applicable, in its sole discretion; in addition, with respect to an Accounting Period during which any Unit of the Company (that constitutes a “profits interest” for tax purposes) is issued to any Member in connection with performance of services, the Net Profits or Net Losses shall be allocated to such Member only with respect to periods beginning after the receipt of such Unit.

5.02 No Return of Distributions. No Member shall have any obligation to refund to the Company any amount that shall have been distributed to such Member pursuant to this Agreement unless required to do so by applicable law.

5.03 Deficit Capital Accounts. Except as otherwise provided herein or under the Act, no Member shall be required at any time to contribute any amount to the Company solely because of a deficit or negative balance in the Capital Account of such Member, and any deficit or negative balance shall not be considered an asset of the Company for any purpose.

5.04 Regulatory Allocations. The following allocations shall be made in the following order:

(a) Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Sharing Percentages.

(b) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a Fiscal Year (or if there was a net decrease in Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.04(c), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.04(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any provision hereof to the contrary except Section 5.04(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for a Fiscal Year (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.04(d), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.04(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Sections 5.04(c) and Section 5.04(d) (dealing with Minimum Gain and Member Nonrecourse Debt Minimum Gain), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible. This Section 5.04(e) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) In the event that any Member has a negative Adjusted Capital Account at the end of any Fiscal Year, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.04(f) shall be made only if and to the extent that such Member would have a negative Adjusted Capital Account after all other allocations provided for in this Section 5.04 have been tentatively made as if this Section 5.04(f) were not in this Agreement.

(g) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.05 Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managing Member or the Board, as applicable, is authorized to divide other allocations of Profits, Losses and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the Curative Allocations to each Member is zero. The Managing Member or the Board, as applicable, shall have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

5.06 Income Tax Allocations. The income, gains, losses, deductions and credits of the Company shall be allocated for federal, state and local income tax purposes among the Members in the same manner and amounts as allocations are made to the Members pursuant to Section 5.01 of this Agreement. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Accounting Period, each item of income, gain, loss, deduction, or credit of the Company for such Accounting Period allocable may be allocated based on any method consistent with Section 706(d) of the Code, in the sole discretion of the Managing Member or the Board, as applicable.

5.07 Other Allocation Rules.

(a) Except as otherwise provided herein, for purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member or the Board, as applicable, using any permissible method under Code Section 706 and the Regulations thereunder.

(b) All items of income, gain, loss, deduction and credit allocable to a Unit in the Company that is transferred in accordance with this Agreement shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Unit, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

(c) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be in the same proportions as the relative number of Units held thereby.

5.08 Code Section 704(c) Allocations.

(a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value computed in accordance with the definition of “Gross Asset Value” using such method as the Managing Member or the Board, as applicable, shall select.

(b) In the event the Gross Asset Value of any asset is adjusted pursuant to clause (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(c) Except otherwise provided herein, any elections or other decisions relating to such allocations shall be made by the Managing Member or the Board, as applicable, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.08 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses or other items or distributions pursuant to any provision of this Agreement.

5.09 Distributions Other Than in Liquidation of the Company. Subject to applicable Law and any limitations contained elsewhere in this Agreement, distributions from the Company shall be made at such times as the Managing Member or the Board, as applicable, shall determine from time to time as set forth below:

(a) Distributions of Net Proceeds, other than from an Interim Capital Transaction, the Initial Public Offering or a sale transaction in connection with the liquidation of the Company, shall be made to the Members, pro rata, in proportion with their respective Sharing Percentages.

(b) The distribution of Net Proceeds from the Initial Public Offering shall be made pro rata to Manning & Napier Advisors, Inc., Manning & Napier Advisory Advantage Corporation and Manning & Napier Alternative Opportunities, Inc., in the same proportions as their respective Sharing Percentages bear to the aggregate Sharing Percentage of those three Members.

(c) Distributions of Net Proceeds from an Interim Capital Transaction shall be made to its Requesting Member.

Distributions may take the form of cash, securities or other property, as determined by the Managing Member or the Board, as applicable.

5.10 Tax Distributions. Notwithstanding any other provision of this Agreement to the contrary and to the extent permitted by law, on or before the date that estimated income taxes are required to be paid with respect to each fiscal quarter, the Managing Member or the Board, as applicable, shall determine the Tax Allowance Amount for each Member in respect of such quarter. Upon such determination, and to the extent that the Company has not made minimum distributions to each Member in an amount (in cash or property) at least equal to such Member’s respective Tax Allowance Amount for the then current fiscal quarter, the Company shall distribute to each member an amount so that after such distribution is made each Member shall have received minimum aggregate distributions for such fiscal quarter equal to each such Member’s Tax Allowance Amount. For the purposes of computing the Tax Allowance Amount, if any, the effect of any benefit to a Member under Section 734 or 743 of the Code, if any, will be ignored. A Tax Allowance Amount paid to a Member under this Section 5.10 shall be treated as an advance against distributions to the same Member under this Agreement.

5.11 Restrictions on Distributions. Notwithstanding the provisions of Sections 5.09 and 5.10 hereof to the contrary, no distribution shall be made to the Members if such distribution would (a) violate any contract or agreement to which the Company is then a party or any Law then applicable to the Company, (b) have the effect of rendering the Company insolvent or (c) result in the Company having net capital lower than that required by applicable Law. Without limiting the generality of the foregoing, the Company shall not make a distribution to a Member to the extent that at the time of the distribution, after giving effect to the distribution, the aggregate of the liabilities of the Company and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company (including, without limitation, the fair value of the Company’s goodwill), except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

5.12 Withholding. Each Member hereby authorizes the Company to withhold and to pay to any appropriate Governmental or Regulatory Authority any taxes payable by the Company as a result of such Member’s participation in the Company; if and to the extent that the Company shall be required to withhold and pay any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company in the amount of the sum withheld as of the time such withholding is required to be paid to any appropriate Governmental or Regulatory Authority, which payment shall be deemed to be a distribution to such Member and an advance on any Tax Distributions to be made under this Agreement.

5.13 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is required by law to make any payment to a Governmental or Regulatory Authority that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). A Member’s obligation to indemnify the Company under this Section 5.13 shall survive termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.13, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.13, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to Prime Rate plus 2% (but not in excess of the highest rate per annum permitted by law).

ARTICLE VI

COSTS AND EXPENSES

6.01 Operating Costs. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (b) in the sole discretion of the Managing Member or the Board, as applicable, reimburse the Managing Member or the Board, as applicable, or any Company employee for any out-of-pocket costs, fees and expenses incurred by them in connection therewith. To the extent that the Managing Member or the Board, as applicable, reasonably determines in good faith that its expenses are related to the business conducted by the Company and/or its subsidiaries (including any good faith allocation of a portion of expenses that so relate to the business of the Company and/or its subsidiaries that also relate to the businesses or activities of the Managing Member or the Board, respectively), then the Managing Member or the Board, as applicable, may cause the Company to pay or bear all such expenses of the Managing Member or the Board, respectively, including the litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes (which are not based on, or measured by, income); provided that the Company shall not pay or bear any income tax obligations of the Managing Member or any Director. Payments under this Section 6.01 are intended to constitute reasonable compensation for past or present services and are not “distributions” within the meaning of Section 18-607 of the Act.

ARTICLE VII

GOVERNANCE

7.01 Management of the Business. Subject to Section 7.02, the business, property and affairs of the Company shall be managed under the sole and exclusive direction of the Managing Member, which may from time to time delegate duties and authority in accordance with this Agreement to one or more other Persons to act on behalf of the Company. In addition to all powers provided or permitted by the Act or any other applicable Law, the Managing Member is hereby authorized on behalf of the Company to:

(a) expend Company funds in furtherance of the business and purpose of the Company;

(b) incur obligations for and on behalf of the Company in connection with its business;

(c) open, maintain and close, in the name of the Company, brokerage and bank accounts, and to draw checks or other orders for the payment of money;

(d) borrow or raise moneys for and on behalf of the Company upon such terms and conditions as may be necessary or advisable and without limit as to amount or manner and time of repayment;

(e) issue, accept, endorse and execute promissory notes, drafts, bills of exchange, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness;

(f) hypothecate, mortgage or pledge the whole or any part of the property or credit of the Company, whether at the time owned or thereafter acquired, provided, however, that the Company may not hypothecate, mortgage, pledge or otherwise Transfer its rights and obligations with respect to a TRA Right;

(g) repay in whole or in part, refinance, modify or extend any security interest affecting property owned by the Company and, in connection therewith, to execute for and on behalf of the Company any or all extensions, renewals, or modifications of such security interests;

(h) lend funds and other property of the Company either with or without security;

(i) waive any default under any agreement to which the Company is a party;

(j) apply for membership or participation in any exchanges, clearing agencies, trade associations or other organizations and to take any actions and disclose any information necessary or appropriate in connection with such applications;

(k) determine, subject to the provisions of this Agreement, the terms of any offering of Units and the manner of complying with applicable Law and to take any additional action as it shall deem necessary or desirable to effectuate the offering of Units;

(l) prepare, execute, file and deliver any documents, instruments or agreements;

(m) employ such agents, brokers, traders, consultants, advisers, employees, attorneys, accountants and other Persons as the Managing Member deems appropriate and necessary to the conduct of the Company, at such rates and fees as it deems necessary or appropriate, whether or not they are associates or Affiliates of the Company or the Managing Member;

(n) obtain insurance for the proper protection of the Company and the Members;

(o) commence or defend any litigation or arbitration involving the Managing Member in its capacity as Managing Member, and to retain legal counsel in connection therewith and to pay out of the assets of the Company any and all liabilities and expenses, including fees of legal counsel, incurred in connection therewith (except if the Managing Member is or becomes liable therefor under Section 7.07 hereof);

(p) take any other action contemplated to be taken by the Managing Member pursuant to this Agreement;

(q) make such other decisions and enter into any other agreements or take such other action as it believes to be necessary or desirable to carry out the business and purpose of the Company; and

(r) to do any and all acts and things necessary or prudent to ensure that the Company is not classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

7.02 Board of Directors. Notwithstanding anything herein to the contrary, upon the occurrence of a Board Triggering Event, the Company shall be managed by “managers” (as such term is used in the Act) according to the terms set forth herein. Such “managers” are referred to as “Directors” throughout this Agreement. Upon the occurrence of a Board Triggering Event, the business, property and affairs of the Company shall be managed by a Board of Directors (the “Board”).

(a) Composition. The Board shall consist of natural persons who need not be Members or residents of the State of Delaware. Upon the occurrence of a Board Triggering Event, the Board shall initially be composed of:

(i) two individuals appointed by (A) the estate of the Managing Member, if such Board Triggering Event is due to the death of the Managing Member, or (B) the Managing Member or a legal representative thereof, if such Board Triggering Event is due to the disability of the Managing Member (such individuals, the “Manning Directors”); and

(ii) four individuals who at such time are employees of Manning & Napier Group (or any of its Subsidiaries) and hold the largest direct and indirect ownership interests in Manning & Napier Group (the “Employee-Owner Directors”); provided, however, in the event the fourth largest direct and indirect ownership interest in Manning & Napier Group is held by more than one individual, then the individual holding the most senior executive title shall be appointed as an Employee-Owner Director; provided, if such individuals hold identical or equal titles, then the individual with the highest total compensation shall be appointed as an Employee-Owner Director; provided further, if such individuals hold identical or equal titles and earn identical total compensation, then a majority of the remaining Board shall determine which individual shall be appointed as an Employee-Owner Director.

Each individual appointed to serve on the Board in accordance with this Section 7.02(a) shall serve until his or her removal in accordance with Section 7.02(b), voluntary resignation, death or disability, as applicable. The chairperson of the Board, if any, shall be designated by the majority vote of the Directors.

(b) Removal. A Director appointed to serve on the Board in accordance with Section 7.02(a) may not be removed from the Board during his or her term except (i) if such Director has committed willful misconduct or gross negligence in a manner that materially impairs the Company’s financial condition or prospects, (ii) if such Director has continually refused or intentionally failed to perform his or her duties and obligations in some material respect after reasonable written notice (and reasonable time to cure) of any such refusal or failure to perform such duties or obligations, (iii) if such Director has been convicted of a felony or crime involving moral turpitude, (iv) if such Director has breached a material obligation under this Agreement, (v) if such Employee-Owner Director is no longer an employee of the Company; or (vi) if such Employee-Owner Director does not hold one of the four largest direct and indirect ownership interests in Manning & Napier Group; provided, however, the Persons who appointed the Manning Directors in accordance with Section 7.02(a) shall have the right to remove any such Director from serving on the Board and appoint replacements therefor.

(c) Vacancies. Any vacancy created by the death, disability, retirement, resignation or removal of any Manning Director shall be filled by an appointee designated by the Persons that designated the applicable former Manning Director under Section 7.02(a). Any vacancy created by the death, disability, retirement, resignation or lack of direct or indirect ownership interest in Manning & Napier Group by an Employee-Owner Director shall be filled by an individual then employed by Manning & Napier Group and holding one of the four largest direct and indirect ownership interests in Manning & Napier Group, as determined in accordance with the procedures set forth in Section 7.02(a). Actions taken at a duly convened Board meeting or by written consent when a vacancy exists shall not affect the validity of such action.

(d) Quorum; Required Vote for Board Action. Each Director serving on the Board shall be entitled to cast one vote in connection with each matter submitted for approval, adoption or consent of the Board (whether at a meeting or by written consent). A quorum for the transaction of business at a meeting of the Board shall exist when a majority of the Directors is present in person, by proxy or by telephone. All decisions of the Board shall require the affirmative vote of a majority of the votes ascribed to all Directors present in person, by proxy or by telephone at any meeting of the Board at which a quorum is present.

(e) Location; Order of Business. The Board may hold its meetings in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(f) Meetings of the Board; Notices. The Board shall meet at least quarterly. Regular meetings of the Board shall be held at such places as shall be designated from time to time by resolution of the Board. Special meetings of the Board may be called by any other Member or Members holding an aggregate of 15% of the Units then outstanding and eligible to vote on at least 48 hours notice to each Director, with such notice containing a statement of the purposes for such special meeting.

(g) Reimbursement; Compensation. All Directors shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket costs and expenses incurred in the ordinary course of their services as such. Other than the reimbursement for reasonable out-of-pocket costs, no Director shall be entitled to any other compensation.

(h) Committees of the Board. The Board may, by resolution passed by a majority of all of the Directors, designate one or more committees, including, without limitation, an audit, compensation, disclosure, governance, executive and nomination committee. Any committee designated in accordance with this Section 7.02(h) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules and procedures, and shall meet at such times and at such places as may be provided by such rules and procedures, or by resolution of such committee or the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present at any meeting at which a quorum is present shall be necessary for the adoption of any resolution.

7.03 Investment Company Act. The Managing Member and the Board, as applicable, shall use its reasonable best efforts to assure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act of 1940, as amended.

7.04 Meetings of the Members.

(a) Place of Meetings. All meetings of the Members shall be held at the principal office of the Company, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof.

(b) Quorum; Required Vote for Member Action; Adjournment of Meetings. Except as expressly provided otherwise by this Agreement, the holders of a majority of the Units then outstanding shall constitute a quorum at any meeting of Members, and the affirmative vote of the holders of a majority of the Units so present or represented at such meeting, voting together as a single class, shall constitute the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.

(c) Annual Meetings. An annual meeting of the Members (i) for the appointment of Directors to succeed those Directors who are no longer serving on the Board due to his or her removal in accordance with Section 7.02(a), voluntarily resignation, death or disability, if and as applicable, and (ii) for the transaction of such other business as may properly be considered at the meeting may be held at such place, within or without the State of Delaware, on such date, and at such time as the Managing Member or the Board, as applicable, shall fix and set forth in the notice of the meeting; provided, if the business, property and affairs of the Company are being managed by the Board in accordance with Section 7.02, then until such time as a meeting of Members shall be called in accordance with this Section 7.04, the Directors shall continue to serve until their resignation or removal in accordance with Section 7.02. In lieu of annual meetings, which are not a requirement for any purpose, if the business, property and affairs of the Company are being managed by the Board in accordance with Section 7.02, then the Members may appoint Directors by written consent.

(d) Record Date.

(i) The Managing Member or the Board, as applicable, shall give at least 10 days’ notice of any meeting of the Members of the Company. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or any adjournment thereof, or entitled to consent to any matter, or entitled to exercise any rights in connection with any change, conversion or exchange of Units, or for the purpose of any other lawful action, the Managing Member or the Board, as applicable, may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Managing Member or the Board, as applicable, and which record date shall not be more than 60 nor less than 10 days prior to the date of such meeting. If no record date is fixed by the Managing Member or the Board, as applicable, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived in accordance with this Agreement, the close of business on the day next preceding the day on which the meeting of Members is held.

(ii) If action without a meeting is to be taken, the Managing Member or the Board, as applicable, may fix a record date for determining Members entitled to consent in writing to such action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Managing Member or the Board, as applicable, and which record date shall not be more than 10 days subsequent to the date upon which the resolution fixing the record date is adopted by the Managing Member or the Board, as applicable. If no record date has been fixed by the Managing Member or the Board, as applicable, the record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or to an Officer of the Company having custody of the book in which proceedings of meetings of Members are recorded.

(iii) A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Managing Member or the Board, as applicable, may fix a new record date for the adjourned meeting.

7.05 Provisions Applicable to All Meetings. In connection with any meeting of the Members or any meeting of the Board, the following provisions shall apply:

(a) Waiver of Notice Through Attendance. Attendance of a Person at such meeting (including attendance by telephone pursuant to Section 7.05(d)) shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(b) Proxies. A Director may vote at a Board meeting, if any, by a written proxy executed by that Person and delivered to another Director. A Member entitled to vote at such a meeting may vote at such meeting by a written proxy executed by that Person and delivered to the Secretary. A proxy shall be revocable unless it is stated to be irrevocable.

(c) Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action or actions so taken, is signed by such Directors or the Members, as applicable, required to constitute a quorum and carry the vote at any duly convened meeting thereof. Notwithstanding the foregoing, at least two Business Days prior to any such action by written consent, the Company shall furnish copies of all notices, form of consents in lieu of Board meetings, if any, or meetings of the Members, as applicable, and other materials to any such Persons taking action by written consent.

(d) Meetings by Telephone. Directors or the Members, as applicable, may participate in and hold any meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and the votes of any Directors or the Members, as applicable, participating by conference telephone, video conference or similar communications equipment shall be given full effect.

7.06 Officers. The Managing Member or the Board, as applicable, may appoint certain agents of the Company to be referred to as “officers” of the Company (“Officers”) and designate such titles (such as Chief Executive Officer, President, Vice-President, Secretary and Treasurer) as are customary for corporations under Delaware Law, and such Officers shall have the power, authority and duties described by resolution of the Managing Member or the Board, as applicable, or as is customary for each such position. In addition to or in lieu of Officers, the Managing Member or the Board, as applicable, may authorize any Person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such person may be referred to as an “authorized person.” An employee or other agent of the Company shall not be an authorized person unless specifically appointed as such by the Managing Member or the Board, as applicable. Duly elected and designated Officers shall have primary responsibility for the day-to-day operations of the Company, subject to oversight by the Managing Member or the Board, as applicable.

7.07 Duties of the Managing Member, the Directors and the Members.

(a) Managing Member. To the fullest extent permitted by the Act and during the continuance of the Company, the Managing Member shall devote such time and effort to the business of the Company as may be necessary to promote adequately the interests of the Company. Any action of the Managing Member or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Managing Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Act or any other applicable Law, rule or regulation) on the part of the Managing Member.

(b) Directors. To the fullest extent permitted by the Act and during the continuance of the Company, each Director shall devote such time and effort to the business of the Company as may be necessary to promote adequately the interests of the Company. Any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and such Director, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Act or any other applicable Law, rule or regulation) on the part of such Director.

(c) Members. Each Member hereby:

(i) agrees that (A) the terms of this Section 7.07, to the extent that they modify or limit a duty or other obligation, if any, that the Managing Member may have to the Company or any another Member under the Act or other applicable Law, rule or regulation, are reasonable in form, scope and content; and (B) the terms of this Section 7.07 shall control to the fullest extent possible if it is in conflict with a duty, if any, that the Managing Member may have to the Company or another Member, under the Act or any other applicable law, rule or regulation; and

(ii) waives to the fullest extent permitted by the Act, any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Act or any other applicable Law, rule or regulation, to the extent necessary to give effect to the terms of this Section 7.07.

(d) The Members acknowledge, affirm and agree that (i) the Members would not be willing to make any investment in the Company in the absence of this Section 7.07 and (ii) they have reviewed and understand the provisions of §§18-1101(b) and (c) of the Act.

7.08 Liability of the Managing Member and the Directors. Notwithstanding anything to the contrary contained herein, neither the Managing Member nor any Director, as applicable, shall be liable, responsible or accountable in damage or otherwise to the Company or to any Member, successor, assignee or transferee except by reason of acts or omissions due to fraud or intentional misconduct or that constitute a violation of the implied contractual duty of good faith and fair dealing.

7.09 No Right to Act. No Member, as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, to manage the business or affairs of the Company, to direct that any action be taken by the Company or any of its Officers, officers, employees, or agents, or to make any expenditures on behalf of the Company, unless such specific authority has been expressly granted to and not revoked from such Person by the Managing Member or the Board, as applicable.

7.10 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that:

(a) Such Member has all requisite power to execute, deliver and perform this Agreement, and the performance of its obligations hereunder will not result in a breach or a violation of, or a default under, any material agreement or instrument by which such Member or any of such Member’s properties is bound or any statute, rule, regulation, order or other Law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by such Person in connection with the execution, delivery and performance by such Member of this Agreement.

(b) This Agreement constitutes (assuming its due authorization and execution by the other Members) such Member’s legal, valid and binding obligation.

(c) Such Member is acquiring its Membership Interest for investment solely for such Member’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.

(d) Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company and (ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and an investment therein and to verify any information furnished to such Member.

(e) Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act and applicable state securities Laws and (ii) the Membership Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities Laws or registration under the Securities Act or any applicable state securities Laws is not required.

ARTICLE VIII

ADDITIONAL COVENANTS

8.01 Confidentiality. Each Member shall keep confidential and shall not disclose, divulge or use, other than for Company business, any Confidential Information except for disclosures (a) compelled by Law or required or requested by subpoena or request from a court, regulator or a stock exchange (but the Member shall (provided such notification is legally permitted) notify the Company or the Member affected by such disclosure, as applicable, promptly of any request for that information before disclosing it if practicable), (b) to Legal Representatives of the Member (provided that each Legal Representative is informed of the confidential nature of such information, and that the disclosing Member remains liable for any breach of this provision by its Legal Representatives, (c) to any Person to which such Member Transfers or offers to Transfer any of its Units in compliance with this Agreement so long as the transferring party first obtains a confidentiality agreement from the proposed transferee, in form reasonably acceptable to the Company, (d) of information in connection with litigation against the Company or any Member to which the disclosing Member is a party (but the Member shall notify the Company or the Member affected by such disclosure, as applicable, as promptly as practicable prior to making such disclosure, if practicable, and shall disclose only that portion of such information required to be disclosed) or (e) permitted by the Company or Member affected by such disclosure, as applicable. The Members agree that breach of the provisions of this Section 8.01 may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at law) are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions. Accordingly, the Members agree that the provisions of this Section 8.01 may be enforced by specific performance.

8.02 Company Property. All confidential and proprietary information of the Company shall be the exclusive property and proprietary rights of the Company, and to the extent any Member has participated in the development thereof, such Member shall assign all such rights to the Company and such Member’s work effort shall be considered “works for hire” for the Company.

8.03 Transactions Between Members and the Company. Except as otherwise provided by applicable Law, a Member may, but shall not be obligated to, lend money to the Company, act as a surety or guarantor for the Company, or transact other business with the Company, and has the same rights and obligations when transacting business with the Company as a Person who is not a Member; provided such transactions shall be entered into on terms and conditions customary in arm’s length transactions between unrelated parties.

ARTICLE IX

RESTRICTIONS ON TRANSFERS

9.01 General Restrictions.

(a) No Member may Transfer all or any portion of its Units without the prior written consent of the Managing Member or the Board, as applicable, which may be withheld in its sole discretion, and any attempted Transfer that is not in accordance with this Article IX shall be, and is hereby declared, null and void ab initio.

(b) No Member or transferee thereof shall, without the prior written consent of the Managing Member or the Board, as applicable, which may be withheld in its sole discretion, create, or suffer the creation of, a Lien on such Member’s Units.

(c) No Member shall Transfer all or any of its Units (i) if such Transfer would subject the Company to the reporting requirements of the Exchange Act or (ii) if such Transfer would cause the Company to lose its status as a partnership for federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704, and any attempted Transfer that is not in accordance with this Section 9.01(c) shall be, and is hereby declared, null and void ab initio.

(d) The Members agree that a breach of the provisions of this Article IX may cause irreparable injury to the Company and the Members for which monetary damages (or other remedy at Law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Person to comply with such provisions and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IX may be enforced by specific performance.

9.02 Permitted Transfers. Notwithstanding anything to the contrary contained herein:

(a) subject to compliance with the provisions of Section 9.03, a Member may, at any time, (a) make a Permitted Transfer of all or a portion of its Units and (b) Transfer all or a portion of its Units to its members or shareholders, as applicable (any such Transferee, a “Permitted Transferee”), and each such Transfer shall thereupon be deemed effective in all respects; and

(b) a Requesting Member may, at any time, provide notice to the Company to effectuate an Interim Capital Transaction.

9.03 Conditions to Transfers. If the Managing Member or the Board, as applicable, has consented to a Transfer, or a Transfer is to a Permitted Transferee pursuant to Section 9.02(a), such Transfer may be made only if (a) the provisions of Section 9.01 do not otherwise prohibit the Transfer, (b) a duly executed and acknowledged counterpart of the instrument effecting such Transfer, in form and substance satisfactory to the Managing Member or the Board, as applicable, shall have been delivered to the Managing Member or the Board, respectively, and the transferring Member shall have indicated such intention of substitution in the instrument effecting such Transfer, (c) the assignee shall have expressly agreed to be bound by the provisions of this Agreement and to assume all of the obligations imposed upon Members hereunder, (d) the transferring Member and the assignee shall have executed or delivered such other instruments as the Managing Member or the Board, as applicable, may deem necessary or desirable to effectuate such admission, including, but not limited to, an opinion of counsel that the Transfer complies with the registration provisions of the Securities Act or an exemption therefrom, and (e) the transferring Member or assignee shall have paid all reasonable expenses and legal fees relating to the Transfer and the assignee’s admission as a Member, including, but not limited to, the cost of any required counsel’s opinion.

9.04 Expenses of Transfer; Indemnification. All reasonable costs and expenses incurred by the Managing Member or the Board, as applicable, and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Managing Member, the Board and the Company against any losses, claims, damages or liabilities to which the Managing Member, the Board or the Company or any of their respective Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

9.05 Interim Capital Transactions. Notwithstanding anything herein to the contrary, in connection with any Requesting Member’s valid notice to effectuate an Interim Capital Transaction, the Managing Member shall cause the Company to take any action as may be required to effectuate such Interim Capital Transaction on behalf of such Requesting Member, including, without limitation, in accordance with the terms set forth in the Exchange Agreement.

9.06 Redemption. The Managing Member shall have the sole discretion to approve any request for redemption of any Unit. Notwithstanding the foregoing, no redemption shall be permitted unless:

(a) the conditions to a Transfer in Section 9.03 are satisfied with respect to the redemption as if the redemption were a Transfer;

(b) the Requesting Member provides the Managing Member a written request for redemption at least 60 calendar days in advance of the requested redemption date;

(c) the redemption price is established not earlier than 60 calendar days after the Managing Member’s receipt of such written request; and

(d) the redemption, if granted, together with “transfers” (within the meaning of Section 7704 of the Code) previously effectuated during the Fiscal Year of the Company (other than transfers described in Treasury Regulation Section 1.7704-1(e)) does not exceed 10% of the total interests in the Company’s capital or profits.

The Managing Member or the Board, as applicable, may elect to waive one or more of (a)-(d) if a written opinion is received by the Company’s tax counsel, in a form reasonably satisfactory to the Managing Member or the Board, as applicable, that the proposed redemption will not adversely cause the Company to constitute a “publicly traded partnership” within the meaning of Section 7704 of the Code.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

10.01 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”), and no other event shall cause the Company’s dissolution:

(i) the determination by the Managing Member or the Board, as applicable, that the Company should dissolve; provided, however, that the Managing Member or the Board, as applicable, has received the prior written consent of the holders of at least 66-2/3% of the issued and outstanding Class A Units at such time; or

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) Upon the dissolution of the Company, no further business shall be done in the Company name except the completion of any incomplete transactions and the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets.

(c) To the maximum extent permitted by the Act, the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member shall not constitute a Dissolution Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

10.02 Liquidation and Termination.

(a) On the occurrence of a Dissolution Event, the Managing Member or the Board, as applicable, or a Person selected by the Managing Member or the Board, as applicable, to act as liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The Managing Member, the Board or liquidating trustee, as applicable, is authorized, subject to the Act, to sell, exchange or otherwise dispose of the assets of the Company, or to distribute Company assets in kind, as the Managing Member, the Board or liquidating trustee shall determine to be in the best interests of the Members. The reasonable out-of-pocket expenses incurred by the Managing Member, the Board or liquidating trustee, as applicable, in connection with winding up the Company (including legal and accounting fees and expenses) shall be borne by the Company. Except as otherwise required by Law and except in connection with any gross negligence or willful misconduct of the Managing Member, the Board or liquidating trustee, as applicable, the Managing Member, the Board or liquidating trustee shall not be liable to any Member or the Company for any loss attributable to any act or omission of the Managing Member, the Board or liquidating trustee taken in good faith in connection with the winding up of the Company and the distribution of Company assets. The Managing Member, the Board or liquidating trustee, as applicable, may consult with counsel and accountants with respect to winding up the Company and distributing its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such counsel or accountants, provided that the Managing Member, the Board or liquidating trustee, as applicable, shall have used reasonable care in selecting such counsel or accountants.

(b) The Managing Member, the Board or the liquidating trustee, as applicable, shall take the following actions and make the following distributions out of the property of the Company in the following manner and order:

(i) Accounting. As promptly as possible after dissolution and again after final winding up, the Managing Member, the Board or the liquidating trustee, as applicable, shall cause a proper accounting to be made by an independent outside accounting firm of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable.

(ii) Satisfaction of Obligations. The Managing Member, the Board or the liquidating trustee, as applicable, shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up); provided, however, that the Managing Member, the Board or the liquidating trustee, as applicable, may establish one or more cash escrow funds (in such amounts and for such terms as the liquidator may reasonably determine) for the payment of contingent liabilities.

(iii) Distribution of Assets. All remaining assets of the Company shall be distributed to the Members as follows:

(A) the Managing Member, the Board or the liquidating trustee, as applicable, may sell any or all Company property, including to the Members;

(B) Subject to the provision of Sections 5.04 and 5.05, taking into account paragraph (C) hereof, Net Profits and Net Losses arising from, or attributable to, the sale transactions described in paragraph (A) hereof shall be allocated to the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of the last Accounting Period to be in the same proportion as their respective Sharing Percentages provided, however, if any Class B Unit issued to Richard Goldberg and/or William Manning is outstanding during the final Accounting Period, Section 5.01(b) shall be applied first before the application of this paragraph 10.2(b)(iii)(B);

(C) For purposes of paragraph (B) hereof, with respect to all Company property that has not been sold, the Gross Asset Value of that property shall be determined and the Capital Accounts of Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among Members if there were a taxable disposition of that property for the Gross Asset Value of that property on the date of distribution under paragraphs (B) and (D) hereof; and

(D) the property of the Company shall be distributed to the Members, pro rata, in accordance with their respective positive Capital Account balances.

(c) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.02; provided, however, that no Member shall be liable for any such Company cost, expense or liability in excess of the Gross Asset Value of the property so distributed in kind to such Member. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 10.02 constitutes a complete return to the Member of its Capital Contributions and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act; provided, however, that no Member shall be deemed under this Section 10.02(c) to have agreed to be liable for any such Company cost, expense or liability in excess of the Gross Asset Value of the property so distributed in kind to such Member. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

10.03 Deficit Capital Accounts. No Member will be required to pay to the Company, any other Member or any third party, any deficit balance which may exist, from time to time, in the Member’s Capital Account.

10.04 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member or the Board, as applicable (or any Person or Persons as the Act may require or permit), shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE XI

ACCOUNTING

11.01 Accounts of the Company. The books and records of account of the Company shall be maintained in accordance with GAAP consistently applied and shall be reconciled to comply with the methods followed by the Company for United States federal income tax purposes, consistently applied. The books and records shall be maintained at the Company’s principal office or at a location designated by the Managing Member or the Board, as applicable.

11.02 Annual Reports to Members. Within one hundred twenty (120) days after the end of each Fiscal Year, the Managing Member or the Board, as applicable, shall cause to be prepared and mailed to each Member one (1) or more reports setting forth, as of the end of such Fiscal Year, (a) a statement of Net Profits and Net Losses and the amount of such Member’s Capital Account and, as soon as thereafter practicable, the amount of such Member’s share of the Company’s taxable income or loss for such Fiscal Year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns and (b) a balance sheet and statements of operations and cash flows for the Company and its subsidiaries as of and for the Fiscal Year. The financial statements described in this Section 11.02 shall be prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein).

11.03 Tax Returns and Tax Elections.

(a) The Company’s accountants shall prepare all federal, state and local tax returns of the Company for each year for which such returns are required to be filed. The Managing Member or the Board, as applicable, in its sole discretion, shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Managing Member or the Board, as applicable, in its sole discretion, may cause the Company to make or refrain from making any and all elections permitted by such tax laws, provided that the Company shall (i) except as otherwise required by the Code, use the cash method of accounting for federal income purposes, and (ii) elect out of the installment sale treatment under Code Section 453(d) and Treasury Regulation Section 15A.453-1(c)(1) with respect to the Initial Public Offering and the Interim Capital Transactions.

(b) Each Member agrees that, in respect of any year in which it has or had any interest in the Company, it shall not (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based upon, or that would result in, such inconsistent treatment unless such Member has been advised by counsel that treating such item in a manner consistent with the treatment of such item by the Company would subject such Member to penalties under the Code.

(c) The Managing Member or the Board, as applicable, or a Person designated by the Managing Member or the Board, as applicable, who is a Member, shall be the Company’s

“Tax Matters Partner” (as that term is defined in Section 6231(a)(7) of the Code) in the event of an income tax audit of any Company return. To the extent the Company is treated as an entity for purposes of the audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for and represent the Company, and to enter into a settlement agreement within the meaning of Section 6224(c)(1) of the Code (or comparable provisions under state or local Law) to which each Member agrees to be bound. All expenses incurred in connection with any such audit shall be expenses of the Company. The Tax Matters Partner shall be authorized to carry out on behalf of the Company and at the Company’s expense all acts appropriate to such designation with respect to federal, state and local taxing authorities.

11.04 No Further Rights to Books and Records. Except for the information required to be provided to the Members under this Agreement, no Member shall have the right to demand from the Company, and the Company shall have no obligation to provide to any Member, any books or records of the Company.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

12.01 Exculpation. To the fullest extent permitted by applicable Law, and except as otherwise expressly provided herein, no Indemnitee shall be liable to the Company or any other Indemnitee for any Losses which at any time may be imposed on, incurred by, or asserted against, the Company or any other Indemnitee as a result of or arising out of the activities of the Indemnitee in its capacity as an Officer of the Company or otherwise on behalf of the Company to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee, except to the extent such Losses arise out of (a) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, or (b) the Indemnitee’s gross negligence or willful misconduct.

12.02 Indemnification. To the fullest extent permitted by applicable Law, each of (a) the Members, the Managing Member, the Board and their respective Affiliates, (b) the stockholders, members, managers, directors, officers, partners, employees and agents of the Members, the Managing Member, the Board and their respective Affiliates, and (c) the Officers of the Company (each, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all Losses which at any time may be imposed on, incurred by, or asserted against, the Indemnitee as a result of or arising out of this Agreement, the Company, its assets, business or affairs or the activities of the Indemnitee in its capacity as an officer of the Company or otherwise on behalf of the Company to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee; provided, however, that the Indemnitee shall not be entitled to indemnification for any Losses to the extent such Losses arise out of (a) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, or (b) the Indemnitee’s gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner specified in clause (a) or (b) above. Any indemnification pursuant to this Article XII shall be made only out of the assets of the Company and no Member shall have any personal liability on account thereof.

12.03 Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 12.02 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as provided in this Article XII.

12.04 Non-Exclusivity. The indemnification and advancement of expenses set forth in this Article XII shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Act, this Agreement, any other agreement, a policy of insurance or otherwise. The indemnification and advancement of expenses set forth in this Article XII shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a Person.

12.05 Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article XII.

ARTICLE XIII

MISCELLANEOUS

13.01 Amendments.

(a) The terms and provisions of this Agreement (including, for the avoidance of doubt, any exhibit or schedule hereto) may be modified or amended at any time and from time to time with the written consent of the Managing Member or a majority of the Board, as applicable, and the Members holding at least 90% of the outstanding membership interests of the Company, voting together as a single class; provided that the Managing Member or the Board, as applicable, may, without the consent of any of the other Members, amend this Agreement:

(i) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Managing Member deems to be in the best interest of the Company;

(ii)(A) to ensure that the Company will not be treated as (x) an association taxable as a corporation for U.S. federal income tax purposes or (y) a “publicly traded partnership” for purposes of Section 7704 of the Code or (B) to comply with the then existing requirements of the Code, final or temporary Treasury Regulations and the rulings of the Internal Revenue Service affecting the treatment of the Company as a partnership for federal income tax purposes; or

(iii) to change the name of the Company.

(b) Notwithstanding the provisions of Section 13.01(a), no modification or amendment to this Agreement shall be made that, based on the subject matter of the items affected by any such modification or amendment, would affect any Member in a manner that is disproportionate to the manner in which other Members holding the same series of class of Units is affected, without the consent of the disproportionately affected Members holding a majority of the class or series of Units that would be disproportionately affected by such amendment or modification.

13.02 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party. Upon such a determination, the parties hereof shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.03 Notices. All notices to the Company shall be addressed to its principal office. All notices addressed to a Member or its Legal Representative or to the Members as a group shall be addressed to such Member or Legal Representative or Members at the address of such Member or Legal Representative for the Members set forth on Schedule A hereto. Any Member or the Legal Representative of any Member may designate a new address by notice to such effect given to the Company. All notices and other communications to be given to a Member or its Legal Representative shall be sufficiently given for all purposes hereunder (a) when received, if in writing and delivered by hand, (b) two (2) Business Days following deposit with a nationally recognized courier or overnight delivery service, (c) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (d) when sent, if sent in the form of an e-mail message or facsimile if receipt thereof is confirmed by telephone.

13.04 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

13.05 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Members covenant and agree that the state courts located in Delaware, or in a case involving diversity of citizenship or a federal question, the federal courts located in Delaware shall have exclusive jurisdiction of any action or proceeding under this Agreement or related to the matters contemplated by this Agreement or any agreement entered into in connection therewith.

13.06 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, personal representatives, successors, permitted transferees and permitted assigns.

13.07 Entire Agreement. This Agreement and any other agreements expressly mentioned herein constitute the entire agreement of the Members, and their respective Affiliates relating to the matters covered hereby and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

13.08 Other Activities. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

13.09 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.11 Waiver of Right to Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property and assets of the Company, and hereby agrees not to file a bill for a membership accounting or otherwise proceed adversely in any manner whatsoever against the other Members or the Company, except for bad faith, gross negligence, fraud, intentional misconduct or violation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MANAGING MEMBER:

William Manning

MEMBERS:

MANNING & NAPIER ADVISORS, INC.

By:
Name:
Title:

MANNING & NAPIER ADVISORY ADVANTAGE CORPORATION

By:
Name:
Title:

MANNING & NAPIER ALTERNATIVE OPPORTUNITIES, INC.

By:
Name:
Title:

Richard S. Goldberg

SCHEDULE A

MEMBERS, UNITS AND INFORMATION RELATED THERETO

Members	Number of Class A Units	Number of Class B Units	Sharing Percentage
William Manning [Address]	N/A			%

Richard S. Goldberg [77 Kellogg Hill Road, Weston, CT 06883]	N/A			%

Manning & Napier Advisors, Inc. 290 Woodcliff Drive Fairport, New York 14450		N/A		%

Manning & Napier Advisory Advantage Corporation 290 Woodcliff Drive Fairport, New York 14450		N/A		%

Manning & Napier Alternative Opportunities, Inc. 290 Woodcliff Drive Fairport, New York 14450		N/A		%

Total:			100%